UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report
(Date of earliest event reported)	March 31, 2018

              Regal Beloit Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          200 State Street, Beloit, Wisconsin 53511-6254
(Address of principal executive offices, including Zip code)

  (608) 364-8800
(Registrant's telephone number)

  Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Financial Officer Transition Matters

As previously disclosed on a Form 8-K filed by Regal Beloit Corporation (the “Company”) dated November 3, 2017, Charles A. Hinrichs retired as Vice President and Chief Financial Officer of the Company, effective as of March 31, 2018. Also as previously disclosed, the Board of Directors of the Company (the “Board”) appointed Robert J. Rehard to succeed Mr. Hinrichs as the Company’s Vice President and Chief Financial Officer, and this appointment was effective as of April 1, 2018. Mr. Rehard also became the Company’s principal financial officer.
In connection with Mr. Hinrichs’ retirement, the Compensation and Human Resources Committee of the Board determined to accelerate certain of Mr. Hinrichs’ equity awards granted by the Company under its 2013 Equity Incentive Plan. The Company believes the acceleration of the equity awards may have a value to Mr. Hinrichs of approximately $1,450,000.
In connection with Mr. Rehard’s appointment to his new position, the Company and Mr. Rehard entered into a Key Executive Employment and Severance Agreement with the Company, effective April 1, 2018, in substantially the same form as has been executed by the Company and its other executive officers. The agreement does not affect Mr. Rehard’s employment with the Company until there is a “change in control” of the Company (as defined in the agreement). The agreement provides for the continued employment of the executives for a period of three years following a change in control of the Company generally with the same duties, responsibilities, compensation and benefits that existed prior to the change in control.
The agreement also provides that Mr. Rehard will be entitled to severance benefits if within two years after a change in control of the Company: (1) he is terminated other than for “cause” or (2) he terminates his employment with “good reason,” in each case as such terms are defined in the agreement. The severance payment required under the terms of the agreement in such event is a cash payment equal to two times the sum of his annual base salary then in effect, the higher of his current year target bonus under the Company’s annual incentive plan or the previous year’s actual earned bonus under the plan and the value of all fringe benefits. In addition, in the event of a termination of employment entitling the executive to a severance payment, the Company will also provide: outplacement services for up to two years; continued coverage under the Company’s group life and health insurance plans for up to two years; full vesting of the executive’s interest in any nonqualified deferred compensation plan; crediting of two years of additional service and age for purposes of determining his eligibility under the Company’s retiree medical plans; a cash payment equal to the value of two years of retirement benefits, both under the Company’s qualified and nonqualified retirement plans; and payment of the pro rata portion of any long-term incentive awards, calculated assuming the target performance goals had been met.
If, after a change in control of the Company, Mr. Rehard’s employment is terminated for cause, or as a consequence of his death or disability, then the Company’s obligations under the agreement are not triggered with respect to future benefits.
The agreement does not include a tax gross-up provision. To address Internal Revenue Code Sections 280G and 4999 non-deductibility and excise taxes on “excess parachute payments,” the agreement includes a “best of” provision pursuant to which, if the amounts payable under the agreement and any other of the Company’s plans or agreements with the executive would constitute an excess parachute payment and result in an excise tax being imposed on the executive under Internal Revenue Code Section 4999, then the executive will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in the greater after-tax benefit to the executive.
New Principal Accounting Officer

Also effective as of April 1, 2018, Jason R. Longley was appointed to serve as the Company’s Vice President Corporate Controller and principal accounting officer. Mr. Longley assumed the role of principal accounting officer from Robert A. Lazzerini, who had previously served in such capacity as Vice President Corporate Controller. Mr. Lazzerini is now serving as the Company’s Vice President Financial Planning & Analysis, effective as of April 1, 2018.
Item 9.01    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit Number	Exhibit Description

10.1	Form of Key Executive Employment and Severance Agreement between Regal Beloit Corporation and Robert J. Rehard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL BELOIT CORPORATION

Date: April 5, 2018	By: /s/ Thomas E. Valentyn
Thomas E. Valentyn
Vice President, General Counsel and Secretary